Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Carlisle Companies Incorporated for the registration of debt securities and to the incorporation by reference therein of our report dated March 10, 2010, with respect to the consolidated financial statements of Hawk Corporation for the year-ended December 31, 2009 included in Carlisle Companies Incorporated’s Current Report on Form 8-K dated December 1, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
December 6, 2010